PROMISSORY NOTE



Principal Amount: $80,000                                 Interest Rate: 10.00%

      In consideration of value received, receipt of which is hereby acknowledged, MONTGOMERY REALTY GROUP, INC., a Nevada corporation ("Borrower") promises to pay to DINESH MANIAR, or order, in lawful money of the United States of America, the principal amount of Eighty Thousand Dollars ($80,000.00) or so much as may be outstanding, together with interest on the unpaid principal balance, payable monthly, at the rate of ten percent (10.00%) per annum, as set forth below. All payments under this note shall be made payable to DINESH MANIAR, or order.

Interest & Principal Payments: Interest and principal shall be payable monthly, in six (6) equal monthly installments, due and payable on the first day of each month, commencing July 1, 1999 and continuing each month thereafter. Each monthly payment shall be an amortizing payment inclusive of both interest and principal. The amount of the monthly payment shall be Thirteen Thousand Seven Hundred Twenty Four Dollars and 91 cents ($13,724.91).

Prepayment: This note may be prepaid, in whole or in part, prior to the maturity dates set forth above, without a prepayment penalty or other charge therefore.

Late Charges: In the event that any interest payment required hereunder is not paid on the due date and more than five (5) days shall have elapsed since the due date, then Borrower shall pay to Promisee a late charge equal to ten percent (10%) of the payment due.

Waiver: The Promisee may delay or forgo enforcing any of his rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly agreed in writing, no party who signs this Note, whether as maker, guarantor or accommodation maker or endorser, shall be released from liability. All such parties agree that Promisee may renew or extend (repeatedly and for any length of time) this Note, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Promisee's security interest, if any, and take such other action deemed necessary by Promisee without the consent of or notice to anyone. All such parties agree that Promisee may modify this Note without the consent of or notice to anyone other than the party with whom this modification is made.

Attorneys Fees: This Note shall be governed by the laws of the State of California. In the event any action is taken by the Promisee to enforce collection of any sum due under this Note, the maker agrees to pay, in addition to all other sums chargeable hereunder, reasonable costs and attorneys fees incurred in collection of this Note.

Counterparts: This Note may be executed in counterparts, each of which shall be deemed an original.


Dated: June 2, 1999


                                   /s/ Clemons F. Walker
                                   -----------------------------
                                   Clemons F. Walker
                                   President
                                   Montgomery Realty Group, Inc.
                                   a Nevada corporation